Exhibit 99.1

FOR IMMEDIATE RELEASE

1401 Highway 62-65 North	FOR FURTHER INFORMATION CONTACT:
P O Box 550	Richard N. Massey | Chairman
Harrison, AR 72602	501.320.4862

First Federal Bancshares of Arkansas, Inc. Announces
Share Repurchase Program, Extension of Bear State Financial Holdings, LLC Operating Agreement and Merger Update

HARRISON, AR - February 19, 2014 – First Federal Bancshares of Arkansas, Inc. (“First Federal,” NASDAQ: FFBH), the holding company for First Federal Bank, today announced that its Board of Directors has approved a share repurchase program. The program is authorized to be in effect starting from today and will last through the next twelve months.

Under the program, First Federal is authorized to repurchase up to US $1 million worth of its issued and outstanding common shares on the NASDAQ market at prevailing market prices from time to time over the next twelve months in trades, in accordance with applicable federal securities laws, including the anti-manipulation provisions of Rule 10b-18, promulgated under the U.S. Securities Exchange Act of 1934, as amended ("Rule 10b-18"). First Federal expects to use cash, internally generated funds, and/or bank borrowings to finance the repurchase.

Repurchases will be made at management's discretion, subject to restrictions on price, volume, and timing. The timing and extent of any purchases will depend upon market conditions and the trading price of First Federal common shares, as well as other factors. The repurchase program does not obligate First Federal to make repurchases at any specific time or situation. First Federal's Board will periodically review the share repurchase program and may authorize adjustments to the program's terms and size. The share repurchase program may also be suspended or discontinued at any time.

In addition, First Federal announced today that Bear State Financial Holdings, LLC (“BSFH”), First Federal’s principal shareholder owning approximately 79% of First Federal’s fully-diluted common stock, has extended the duration of its Operating Agreement from June, 2014 until June, 2016. An effect of this extension is that the shares of FFBH owned by BSFH will not be distributed to BSFH investors in 2014, and instead would be distributed in June, 2016.

First Federal along with First National Security Company promptly will be mailing out proxy statements to their respective shareholders in advance of March, 2014 meetings at which approval of the merger between First Federal and First National will be sought. Both Companies expect this transaction to close in the second quarter of 2014.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities or a solicitation of any vote or approval. First Federal has filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”) to register the shares of First Federal common stock to be issued in the proposed merger with First National Security Company (“FNSC”). The registration statement includes a joint proxy statement/prospectus that, upon effectiveness of the registration statement, will be provided to the shareholders of First Federal and FNSC at no expense to them. INVESTORS AND SHAREHOLDERS OF FIRST FEDERAL ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING THE MATTERS TO BE VOTED ON AT THE FIRST FEDERAL SPECIAL MEETING, INCLUDING THE MERGER. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC on the SEC’s website at http://www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by First Federal at First Federal’s website at http://www.ffbh.com, Investor Relations, or by contacting John Adams, by telephone at (870) 741-7641.

Interests of Participants

First Federal and its directors and executive officers may be deemed to be participants in the solicitation of proxies from First Federal’s shareholders in connection with the proposed merger with FNSC and the other items to be voted on at the special meeting. Information regarding First Federal’s directors and executive officers is set forth in First Federal’s proxy statement for its 2013 annual meeting of shareholders and its Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which were filed with the SEC on April 26, 2013 and March 8, 2013, respectively. Additional information about First Federal’s directors and executive officers and other persons who may be deemed to be participants in the solicitation of proxies in respect of the proposed merger and the other items to be voted on at the special meeting is contained in the joint proxy statement/prospectus filed with the SEC.

About First Federal Bank

First Federal is a community bank serving consumers and businesses with a full range of checking, savings, investment, and loan products and services. The Bank conducts business from 12 full-service branch locations, one drive-thru facility, one stand-alone loan production office, and 19 ATMs. First Federal Bank is a wholly owned subsidiary of First Federal Bancshares of Arkansas, Inc., whose stock is traded on the NASDAQ Global Market under the symbol FFBH. For information on First Federal’s products and services, visit the website at www.ffbh.com or contact the Account Information Center toll free at 1.866.242.3324 (1-866-AIC-FFBH).

Forward-Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding First Federal’s share repurchase program. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in First Federal ’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, market prices of the property securing loans and the costs of collection and sales. First Federal wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. First Federal does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.